Exhibit 99.1
Global Water Resources Reports Second Quarter 2018 Results

PHOENIX, AZ – August 8, 2018 – Global Water Resources, Inc. (NASDAQ: GWRS), (TSX: GWR), a pure-play water resource management company, reported results for the second quarter ended June 30, 2018. All quarterly comparisons are to the same year-ago period unless otherwise noted.
Q2 2018 Financial Highlights

•
Revenues increased 33.1% to $10.8 million, driven primarily by a $2.4 million recognition of revenue under infrastructure coordination and financing agreements ("ICFAs") in connection with the substantial completion of capital improvements that increased the capacity of Palo Verde's wastewater reclamation facility. The increase in revenues was also due to growth in active connections of 7.8% and approved rate increases.

•
Regulated revenue increased 3.8% to $8.4 million, primarily due to organic growth and the acquisition of Turner Ranches Water and Sanitation Company. The increase was partially offset by reductions due to tax reform of $378,000, or 4.6%. Excluding the expected rate reductions due to tax reform, regulated revenue increased 8.4%.

•	Net income increased by $1.8 million to $2.3 million, or $0.11 per share.

•	Declared three monthly cash dividends of $0.023625 per common share (or $0.2835 per share on an annualized basis.)
Q2 2018 Operational Highlights

•	Total active connections increased 7.8% to 41,078 at June 30, 2018 from 38,115 at June 30, 2017, with organic connections up 2.9% (or 5.7% on an annualized basis) from 38,997 at December 31, 2017.

•	Completed the purchase of Turner Ranches Water and Sanitation Company, a non-potable irrigation water utility in Mesa, Arizona, which added 963 connections.

•	Signed a letter of intent to acquire a Class D water utility and a Class D wastewater utility, with plans to close the acquisitions on an accelerated basis as early as Q3 2018.
Subsequent Events in July 2018

•	Raised net proceeds of approximately $14.7 million in an equity offering to fund acquisitions, provide working capital, and for other general corporate purposes.

•	Declared a monthly cash dividend of $0.023625 per common share (or $0.2835 per share on an annualized basis), payable August 30, 2018 to holders of record at the close of business on August 16, 2018.
Management Commentary

“In Q2, the continued growth in revenue drove our fifth consecutive quarter of profitability,” said Global Water Resources' president and CEO, Ron Fleming. “This growth was driven by approved rate increases and continued organic growth in new active connections. The number of total active connections accelerated this quarter in part due to the accretive acquisition of Turner Ranches Water and Sanitation Company, which represented our second acquisition post-recession in our declared strategy of pursuing water utility acquisitions.

“In Q3, we remain on track to complete two additional acquisitions, a Class D water utility and a Class D wastewater utility. We believe our focus on consolidating, improving, and automating water utility assets will greatly benefit the customers of these water and wastewater utilities, and we look forward to serving these new communities.

“Our recent equity raise with net proceeds of approximately $14.7 million provides us greater strength and flexibility as we pursue these strategies. This includes taking advantage of favorable market opportunities to aggregate water and wastewater utilities, and continuing to invest in our utilities as they experience rapid growth. Together, this will allow Global Water and our customers to realize the benefits of consolidation.

“Looking ahead, we see continued growth in total active connections driven by our utilities and service areas in metropolitan Phoenix where rapid housing growth is forecasted. This will be further supported by pre-approved rate increases and strategic acquisitions.”

2018 Financial Summary

Revenues

Revenues in the second quarter of 2018 increased by $2.7 million, or 33.1%, to $10.8 million, compared to $8.1 million for the same period in 2017. The increase in revenues was primarily driven by a $2.4 million recognition of revenue under ICFAs, which was connected to the substantial completion of capital improvements that increased the capacity of Palo Verde's wastewater reclamation facility. The increase in revenue also reflects a 7.8% increase in active service connections, inclusive of the 2.5% increase due to the Turner acquisition, and combined with the approved increase in rates. The increase was slightly offset by a $378,000 reduction due to the expected rate reduction resulting from tax reform. Excluding the expected rate reductions resulting from tax reform, revenues increased 37.7%.

Revenues for the six months ended June 30, 2018 increased by $3.3 million, or 22.3%, to $18.3 million, compared to $14.9 million in the same period in 2017. The increase in revenues was primarily driven by a $2.4 million recognition of revenue under ICFAs in connection with the substantial completion of capital improvements that increased the capacity of Palo Verde's wastewater reclamation facility. The increase in revenue also reflects the 7.8% increase in active service connections, inclusive of the 2.5% increase due to the Turner acquisition, combined with the approved increase in rates. This increase was slightly offset by a $378,000 reduction due to the expected rate reduction resulting from tax reform. Excluding the expected rate reductions resulting from tax reform, revenues increased 24.8%.

Operating Expenses

Operating expenses increased by $301,000, or 4.7%, to $6.7 million in the second quarter of 2018, compared to $6.4 million for the same period in 2017. The increase was due primarily to increases in operations and maintenance expense associated with the Turner acquisition and natural expense increases due to growth, such as property taxes and utilities, coupled with, to a lesser extent, an increase in depreciation.

Operating expenses increased by $672,000, or 5.5%, to $12.8 million for the six months ended June 30, 2018, compared to $12.1 million for the same period in 2017. The increase was due primarily to increases in operations and maintenance expense, associated with the Turner acquisition and natural expense increases due to growth, such as property taxes and utilities, coupled with, an increase in depreciation.

Other Income (Expense)

Total other expense increased by $86,000, or 8.6%, to $1.1 million in the second quarter of 2018, compared to $996,000 for the same period in 2017. The increase was primarily attributed to a decrease in the Valencia earn-out of $171,000, slightly offset with a $78,000 decrease in Other - related party loss, associated with our investment in FATHOMTM.

Total other expense increased by $247,000, or 14.2%, to $2.0 million for the six months ended June 30, 2018, compared to $1.7 million for the same period in 2017. The increase was primarily attributed to a $243,000 decrease related to Valencia earn-out, as well as due to a $123,000 decrease in Other – related party income, associated with the company's investment in FATHOMTM. The increase was slightly offset by an $82,000 decrease in interest expense.

Net Income

Net income increased by $1.8 million to $2.3 million, or $0.11 per share, for the second quarter of 2018 compared to $425,000, or $0.02 per share, for the same period in 2017. The increase was primarily attributed to the $2.4 million increase in operating income, partially offset by the $86,000 increase in other expense. The increase in operating income was primarily driven by the $2.4 million ICFA revenue recognized during the second quarter of 2018.

Net income increased by $2.0 million to $2.6 million, or $0.13 per share, for the six months ended June 30, 2018, compared to $614,000, or $0.03 per share, for the same period in 2017. The increase was primarily attributed to the $2.7 million increase in operating income, partially offset by the $247,000 increase in other expense. The increase in operating income was primarily driven by the $2.4 million ICFA revenue recognized for the six months ended June 30, 2018.

Adjusted EBITDA

Adjusted EBITDA slightly decreased $34,000, or 0.9%, to $4.0 million for the second quarter of 2018, virtually unchanged compared to the same period in 2017. The decrease was primarily due to the reduction in revenue due to tax reform, coupled with the decrease in the Valencia earn-out and the increase in professional fees. Partially offsetting the decrease was an increase in organic connection growth and higher rates. Excluding the reduction in revenue due to the expected rate reduction resulting from tax reform of $378,000, Adjusted EBITDA increased $344,000, or 8.6%. (See definition of Adjusted EBITDA, a non-GAAP term, and its reconciliation to GAAP, below.)

Adjusted EBITDA increased $423,000, or 5.9%, to $7.7 million for the six months ended June 30, 2018, compared to $7.2 million for the same period in 2017. The increase was primarily due to organic connection growth and higher rates. The increase was partially offset by reduction to revenue as a result of tax reform as well as a decrease in the Valencia earn-out. Excluding the reduction in revenue due to the expected rate reduction resulting from tax reform of $378,000, Adjusted EBITDA increased $801,000, or 11.1%. (See definition of Adjusted EBITDA, a non-GAAP term, and its reconciliation to GAAP, below.)

Dividend Policy
The company declared a monthly cash dividend of $0.023625 per common share (or $0.2835 per share on an annualized basis), which will be payable on August 30, 2018 to holders of record at the close of business on August 16, 2018.

Business Outlook
Global Water's near-term growth strategy for its regulated water, wastewater, and recycled water business is driven by increased service connections, continued operating efficiencies, and utility rate increases approved by the Arizona Corporation Commission. The company will also focus more on its original mission of aggregating water and wastewater utilities, allowing the company and its customers to realize the benefits of consolidation, regionalization, and environmental stewardship.

Connection Rates
As of June 30, 2018, active service connections increased by 2,963, or 7.8%, to 41,078, compared to 38,115 at June 30, 2017. The increase in active service connections primarily related to the organic growth in the company's current service areas (2,000 connections, or 5.2%), coupled with the acquisition of Turner (963 connections, or 2.5%). As of June 30, 2018, the vacancy rate was at 1.3% down from the peak of 11.9% in February 2009.

Arizona’s Growth Corridor: Positive Population Trends
The Metropolitan Phoenix area is steadily growing due to low-cost housing, excellent weather, large and growing universities, a diverse employment base, and low taxes. The area's population has increased throughout 2017 and 2018, and it continues to grow. The Employment and Population Statistics Department of the State of Arizona predicts that Phoenix Metro will have a population of 4.9 million by 2020, up 15% from 2016 census estimates, and reach 6.8 million by 2040.

According to the W.P. Carey School of Business Greater Phoenix Blue Chip real estate consensus panel ("Greater Phoenix Blue Chip"), most sectors of real estate are expected to experience improved occupancy and growth. For Maricopa County and Pinal County combined, the Homebuilders Association of Central Arizona, reported that single family housing permits grew 12% to 19,863 units in 2017. Permits are forecasted by the Greater Phoenix Blue Chip to increase to nearly 24,000 permits in 2018 and to 27,000 permits in 2019. In the City of Maricopa, where Global Water has its largest water and wastewater permitted utility service area, the Home Builders Association of Central Arizona reports that permits are up 66% year-over-year.

The company believes this growth outlook, combined with three additional years of rate increase phase-ins, creates an opportunity for it to significantly increase its active connections and grow revenues.

Conference Call
Global Water Resources will hold a conference call to discuss its 2018 results tomorrow, followed by a question and answer period.

Date: Thursday, August 9, 2018
Time: 1:00 p.m. Eastern time (10:00 a.m. Pacific time)
Toll-free dial-in number: 1-855-327-6837
International dial-in number: 1-778-331-2160
Conference ID: 10005331

The conference call will be webcast live and available for replay here as well as via a link in the Investors section of the company’s website at www.gwresources.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 4:00 p.m. Eastern time on the same day through August 23, 2018.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 10005331

About Global Water Resources
Global Water Resources, Inc. is a leading water resource management company that owns and operates ten utility companies which provide water, wastewater, and recycled water services. The company’s service areas are located primarily in growth corridors around metropolitan Phoenix. Global Water recycles nearly 1 billion gallons of water annually. To learn more, visit www.gwresources.com.

Cautionary Statement Regarding Non-GAAP Measures
This press release contains references to "EBITDA" and Adjusted EBITDA. EBITDA is defined for the purposes of this press release as net income or loss before interest, income taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA excluding the gain or loss related to (i) nonrecurring events; (ii) option expense related to awards made to the board of directors; and (iii) equity method investment. Management believes that EBITDA and Adjusted EBITDA are useful supplemental measures of our operating performance and provide our investors meaningful measures of overall corporate performance exclusive of our capital structure and the method and timing of expenditures associated with building and placing our systems. EBITDA is also presented because management believes that it is frequently used by investment analysts, investors, and other interested parties as a measure of financial performance. Adjusted EBITDA is also presented because management believes that it provides our investors measures of our recurring core business. However, EBITDA and Adjusted EBITDA are not recognized measures under accounting principles generally accepted in the United States of America (“GAAP”) and do not have a standardized meaning prescribed by GAAP. Therefore, EBITDA and Adjusted EBITDA may not be comparable to similar measures presented by other issuers. Investors are cautioned that non-GAAP measures, such as EBITDA and Adjusted EBITDA should not be construed as an alternative to net income or loss or other income statement data (which are determined in accordance with GAAP) as an indicator of our performance or as a measure of liquidity and cash flows. Management's method of calculating EBITDA and Adjusted EBITDA may differ materially from the method used by other companies and accordingly, may not be comparable to similarly titled measures used by other companies. A reconciliation of EBITDA and Adjusted EBITDA to Net Income (Loss), the most comparable GAAP measures, are included in the schedules attached to this press release.

Cautionary Note Regarding Forward-Looking Statements
This press release includes certain forward-looking statements which reflect the company's expectations regarding future events. The forward-looking statements involve a number of assumptions, risks, uncertainties, and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning, future net income growth, our strategy, acquisition plans, our dividend policy, trends relating to population growth, active connections, regulated revenue, housing permit projections, expected effect due to tax reform, and other statements that are not historical facts as well as statements identified by words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", or the negative of these terms, or other words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to a number of risks, uncertainties, and assumptions, most of which are difficult to predict and many of which are beyond our control. Actual results may differ materially from these expectations due to changes in political, economic, business, market, regulatory, and other factors. Accordingly, investors are cautioned not to place undue reliance on any forward-looking statements, which reflect management’s views as of the date hereof. Factors that may affect future results are disclosed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission (the "SEC"), which are available at the SEC's website at www.sec.gov. This includes, but is not limited to, our Annual Report on Form 10-K for the year ended December 31, 2017 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 which were filed with the SEC. We undertake no obligation to publicly update any forward-looking statement, except as required by law, whether as a result of new information, future developments or otherwise.

Company Contact:
Michael J. Liebman
SVP and CFO
Tel (480) 999-5104
mike.liebman@gwresources.com

Investor Relations:
Ron Both, CMA
Tel (949) 432-7566
GWRS@cma.team

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share and per share amounts)

	June 30, 2018	December 31, 2017
ASSETS
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment	287,564	289,051
Less accumulated depreciation	(74,830)	(75,592)
Net property, plant and equipment	212,734	213,459
CURRENT ASSETS:
Cash and cash equivalents	3,778	5,248
Accounts receivable — net	1,705	1,528
Due from affiliates	404	430
Accrued revenue	2,135	1,759
Prepaid expenses and other current assets	769	700
Total current assets	8,791	9,665
OTHER ASSETS:
Goodwill	1,743	—
Intangible assets — net	12,772	12,772
Regulatory asset	1,871	1,871
Bond service fund and other restricted cash	484	436
Equity method investment	185	345
Other noncurrent assets	59	20
Total other assets	17,114	15,444
TOTAL ASSETS	238,639	238,568
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	523	321
Accrued expenses	7,482	7,252
Customer and meter deposits	1,374	1,395
Long-term debt and capital leases — current portion	39	8
Total current liabilities	9,418	8,976
NONCURRENT LIABILITIES:
Long-term debt and capital leases	114,472	114,363
Deferred revenue - ICFA	17,358	19,746
Regulatory liability	8,842	8,463
Advances in aid of construction	63,107	62,725
Contributions in aid of construction — net	4,339	4,425
Deferred income tax liabilities, net	3,966	3,114
Acquisition liability	934	934
Other noncurrent liabilities	615	962
Total noncurrent liabilities	213,633	214,732
Total liabilities	223,051	223,708
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Common stock, $0.01 par value, 60,000,000 shares authorized; 19,756,266 and 19,631,266 shares issued as of June 30, 2018 and December 31, 2017, respectively.	197	196
Treasury Stock, 20,673 and no shares at June 30, 2018 and December 31, 2017, respectively.	—	—
Paid in capital	12,439	14,288
Retained earnings	2,952	376
Total shareholders' equity	15,588	14,860
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	238,639	238,568

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
REVENUES:
Water services	3,916	$3,897	$7,031	$6,682
Wastewater and recycled water services	4,518	4,230	8,815	8,218
Unregulated revenues	2,404	18	2,417	36
Total revenues	10,838	8,145	18,263	14,936

OPERATING EXPENSES:
Operations and maintenance	1,621	1,451	3,130	2,925
Operations and maintenance - related party	404	365	760	725
General and administrative	2,820	2,809	5,217	5,019
Depreciation	1,889	1,808	3,688	3,454
Total operating expenses	6,734	6,433	12,795	12,123
OPERATING INCOME	4,104	1,712	5,468	2,813

OTHER INCOME (EXPENSE):
Interest income	8	6	15	10
Interest expense	(1,304)	(1,305)	(2,535)	(2,617)
Other	154	336	477	688
Other - related party	60	(33)	58	181
Total other expense	(1,082)	(996)	(1,985)	(1,738)

INCOME BEFORE INCOME TAXES	3,022	716	3,483	1,075
INCOME TAX EXPENSE	(766)	(291)	(907)	(461)
NET INCOME	$2,256	$425	$2,576	$614

Basic earnings per common share	$0.11	$0.02	$0.13	$0.03
Diluted earnings per common share	$0.11	$0.02	$0.13	$0.03
Dividends declared per common share	$0.07	$0.07	$0.14	$0.14

Weighted average number of common shares used in the determination of:
Basic	19,640,295	19,589,782	19,635,805	19,585,548
Diluted	19,683,072	19,646,448	19,676,827	19,633,269

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Six Months Ended June 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,576	$614
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred compensation	595	1,082
Depreciation	3,688	3,454
Amortization of deferred debt issuance costs and discounts	22	22
Loss on equity investment	160	5
Other (gains) and losses	(28)	5
Provision for doubtful accounts receivable	(3)	55
Deferred income tax expense	852	396
Changes in assets and liabilities
Accounts receivable	(53)	(256)
Other current assets	(420)	(771)
Accounts payable and other current liabilities	(148)	(951)
Other noncurrent assets	—	55
Other noncurrent liabilities	(1,942)	(32)
Net cash provided by operating activities	5,299	3,678
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(2,458)	(12,771)
Cash paid for acquisitions, net of cash acquired	(2,620)	—
Deposits of restricted cash, net	(47)	(3)
Other cash flows from investing activities	64	—
Net cash used in investing activities	(5,061)	(12,774)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(2,786)	(2,655)
Advances in aid of construction	382	270
Proceeds from stock option exercise	750	188
Principal payments under capital lease	(8)	(80)
Loan repayments	(7)	—
Debt issuance costs paid	(39)	—
Net cash used in financing activities	(1,708)	(2,277)
DECREASE IN CASH AND CASH EQUIVALENTS	(1,470)	(11,373)
CASH AND CASH EQUIVALENTS — Beginning of period	5,248	20,498
CASH AND CASH EQUIVALENTS – End of period	3,778	9,125

A reconciliation of net income to EBITDA and Adjusted EBITDA for the three and six months ended June 30, 2018 and 2017 is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net Income	$2,256	$425	$2,576	$614
Income tax expense	766	291	907	461
Interest income	(8)	(6)	(15)	(10)
Interest expense	1,304	1,305	2,535	2,617
Depreciation	1,889	1,808	3,688	3,454
EBITDA	6,207	3,823	9,691	7,136
ICFA Revenue Recognition	(2,388)	—	(2,388)	—
Board option expense	24	43	68	87
Management option expense	67	—	121	—
Equity investment loss/(income)	49	127	159	5
EBITDA Adjustments	(2,248)	170	(2,040)	92
Adjusted EBITDA	$3,959	$3,993	$7,651	$7,228